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TECHDYNE, INC. AND SUBSIDIARY
EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)

                                                                             THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                                SEPTEMBER 30,              SEPTEMBER 30,
                                                                           1996            1995           1996        1995
                                                                           ----            ----           ----        ----
PRIMARY
Weighted average shares outstanding                                      4,062,608       3,042,910     4,121,951    3,042,910

Net effect of dilutive stock options-based on the modified
  treasury stock method for 1996 and the treasury stock
   method for 1995                                                         719,573         262,849       672,901      137,278
                                                                        ----------      ----------    ----------   ----------
                                                                         4,782,181       3,305,759     4,794,853    3,180,188
                                                                        ==========      ==========    ==========   ==========

Net income                                                              $  180,845      $  339,992    $  700,264   $1,275,693
                                                                        ==========      ==========    ==========   ==========

Net income per share                                                    $      .04      $      .10    $      .15   $      .40
                                                                        ==========      ==========    ==========   ==========

FULLY DILUTED

Weighted average shares outstanding                                      4,262,608       3,042,910     4,121,951    3,042,910

Assumed conversion of convertible promissory note                        1,676,587       1,579,747     1,812,139    1,006,872

Net effect of dilutive stock options-based on the modified
  treasury stock method                                                    747,437         297,604       745,981      198,403
                                                                        ----------      ----------    ----------   ----------
                                                                         6,686,632       4,920,261     6,680,071    4,248,185
                                                                        ==========      ==========    ==========   ==========

Net income                                                              $  180,845      $  339,992    $  700,264   $1,275,693

Adjustment for interest on convertible note                                 41,810          39,719       135,571       75,120
                                                                        ----------      ----------    ----------   ----------
                                                                        $  222,655      $  379,711    $  835,835   $1,350,813
                                                                        ==========      ==========    ==========   ==========

Net income per share                                                    $      .03      $      .08    $      .13   $      .32
                                                                        ==========      ==========    ==========   ==========




Note: Fully diluted earnings per share data has not been presented for 1995 as it is not dilutive.